TABLE OF CONTENTS


ITEM                                                                 PAGE NO

1.  Definitions                                                        2-6
2.  Grant of License                                                   6-7
3.  Technology & Know-How Transfer & Research                          7-8
4.  Strakan Development & Diligence                                    8-10
5.  Patent Rights                                                      10-11
6.  Payments & Royalties                                               12-14
7.  Confidentiality                                                    14-17
8.  Third Party Infringement Claims                                    17-18
9.  Patent Enforcement & Litigation                                    18-21
10. U.S. Export Control & Government Licenses                          21-22
11. Product Liability & Indemnification                                22-23
12. Warranties & Repreesntations                                       24-25
13. Term & Termination                                                 25-28
14. Force Majeure                                                      29
15. Notices                                                            29-31
16. Dispute Resolution                                                 31-33
17. Assignment                                                         34
18. Miscellaneous Provisions                                           34-35
19. Signature Page                                                     36

    Appendix A-Patents
    Appendix B-Major Markets
    Appendix C-Option Agreement
    Appendix D-Market Approval
    Appendix E-Clinical Trials Insurance

ZINC COMPOUND LICENSE AGREEMENT

THIS license agreement (hereinafter "LICENSE") is made between Access Pharmaceuticals, Inc. (hereinafter "ACCESS"); a corporation duly formed and existing under the laws of the State of Delaware, having a place of business at 2600 Stemmons Freeway, Suite 176, Dallas, TX 75207-2107; and Strakan Ltd. (hereinafter "STRAKAN"); a corporation duly formed and existing under the laws of Bermuda, having a place of business at 22 Church Street, Hamilton HM11, Bermuda;

WITNESSETH:

WHEREAS, ACCESS is engaged in certain research and development involving a certain zinc compound patent for use in dermatological and topical products; and

WHEREAS, ACCESS has proprietary rights in technology relating to said zinc compound patent, including: patent rights and know-how; and

WHEREAS, STRAKAN desires to undertake the further development and commercial exploitation of said zinc compound patent for human use in dermatological and topical products; and

WHEREAS, STRAKAN desires to obtain an exclusive global license; and

WHEREAS, ACCESS is willing to grant said license to STRAKAN; and

WHEREAS, ACCESS and STRAKAN have signed a Zinc Compound
Development and Option Agreement, effective July 22, 1996, which terms are included in and superseded by this License.
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                                   2

NOW, THEREFORE, ACCESS and STRAKAN, in consideration of the mutual covenants contained herein, the sufficiency thereof is accepted and acknowledged, agree as follows:

ARTICLE 1 - DEFINITIONS

When used in this License, the following terms shall have the meanings set out below, unless the context requires otherwise. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

1.1      "AFFILIATE" means :
         any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with a PARTY, to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned of a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, or any person, firm, partnership, corporation or other entity actually
                 CONTROLLED by, CONTROLLING or under common
                 CONTROL with a PARTY.

1.2 "APPROVAL" means final approval by a REGULATORY AUTHORITY in any country where applicable in the TERRITORY, for commercial marketing of any DEVELOPMENT PRODUCTS, as the case may, be including for example approval of final labeling and price reimbursement approval.

1.3      "CONFIDENTIAL INFORMATION" means any information of either
         PARTY regarding TECHNOLOGY, PATENTS, any samples of PRODUCT, financial terms of this LICENSE, and business development plans for the PRODUCT, but does not include information excluded under Article 7.2.

1.4 "CONTROL", "CONTROLLING" or "CONTROLLED" shall mean, in the case of a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors and, in the case of an entity other than a corporation, ownership or control, directly or indirectly, of more than 50% of the assets or the ability to direct the management and affairs of such entity.

1.5 "DEVELOPMENT PRODUCTS" means the first three (3) dermatological or topical PRODUCTS, including LEAD PRODUCT, developed by STRAKAN.

1.6 "EFFECTIVE DATE" means the date of the last signature of the PARTIES to this LICENSE.

1.7 "EUROPEAN COMMUNITY APPROVAL" shall mean regulatory approval in the European Community Countries (EC) either through the Mutual Recognition Procedure or Centralized Procedure.

1.8 "FDA" means the United States Food and Drug Administration or any successor US governmental agency performing similar functions.

1.9      "FIELD" shall mean dermatological and topical products for human use.

1.10 "KNOW HOW" means all factual knowledge and proprietary information pertaining to the PRODUCT and of a nature held in the pharmaceutical industry as trade secrets or otherwise as confidential information, including without limitation formulation, pharmacological, preclinical, clinical, chemical, biochemical, toxicological and pharmacokinetics information whether or not capable of precise separate description and certain manufacturing, business, financial, formulation and scientific research data or information.
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                                   4

1.11     "LEAD PRODUCT" means a combination of    *   .

1.12     "MAJOR MARKETS" shall mean countries listed in Appendix B.

1.13 "MANUFACTURE" means using the TECHNOLOGY or PATENTS to make PRODUCT , or instructions for preparing PRODUCT for use in the FIELD.

1.14 "MARKET EXCLUSIVITY" means no identical competing brands or generic entrant with the same identical constituents as the Product.

1.15 "NET SALES" shall mean the gross proceeds from sales of the PRODUCT by STRAKAN, its AFFILIATES and any sublicensees to unaffiliated THIRD PARTIES:

         allowances for returns, chargebacks and product discounts actually given to customers;
         value added tax or other similar taxes collected on such sales; rebates under the medical prescription drug rebate and improved access to medicine requirements of the US Omnibus Budget Reconciliation Act of 1990 and comparable US Federal and State requirements and such similar legislation in any other country of the TERRITORY.

1.16     "OPTION AGREEMENT" means a Zinc Compound Development and
         Option Agreement signed by both PARTIES expressing their intent for this LICENSE, effective July 22 1996, a copy of which is provided as Appendix C.

1.17 "PARTY or PARTIES" shall mean either ACCESS or STRAKAN or collectively ACCESS and STRAKAN.

* - Confidential portions have been omitted and are on file separately with the Commission

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                                   5

1.18     "PATENT or PATENTS" means:

         Patents owned by ACCESS and patent applications applied for by
             ACCESS as           listed in Appendix A attached hereto.

         any patent issuing therefrom or any division, continuation, continuation-in-part, patent of addition, renewal, reissue or extension of such patents as long as it covers the PRODUCT, and any subsequently filed ACCESS patent application or patent covering any invention resulting from the DEVELOPMENT PRODUCTS.

         Appendix A shall be updated from time to time, at STRAKAN's request, but not more
         frequently than once yearly, unless required to provide information to compute the
         payments due under this LICENSE.

1.19 "PRODUCT" means any dermatological or topical products for human use developed pursuant to the terms of this LICENSE utilizing the PATENTS, TECHNOLOGY, KNOW-HOW or MANUFACTURE.

1.20 "REGULATORY AUTHORITY" means the agency corresponding to the FDA in each country of the TERRITORY

1.21 "TECHNOLOGY" shall mean technology owned or controlled by ACCESS relating to pharmaceutical vehicles incorporating zinc salts for reducing transdermal flux.

1.22     "TERRITORY" means the world.

1.23 "THIRD PARTY or PARTIES" means anyone, other than STRAKAN, ACCESS and their AFFILIATES. Thus THIRD PARTY includes, without limitation, physicians, hospitals, clinics, hospice facilities, patients, STRAKAN sub-licensees and distributors.

ARTICLE 2 - GRANT OF LICENSE

2.1 Grant of License - ACCESS hereby grants to STRAKAN, and STRAKAN hereby accepts an exclusive license to use the KNOW-HOW and the TECHNOLOGY to make, have made, use, develop, modify, market, sell and have sold PRODUCT in the TERRITORY in the FIELD, and an exclusive license under the PATENTS to make, have made, use, develop, market, sell and have sold PRODUCT in the TERRITORY in the FIELD. This LICENSE shall be fully exclusive, to the exclusion of ACCESS and its AFFILIATES.

2.2 Sublicensing - The exclusive license under Article 2.1 to STRAKAN includes the right to sublicense, including the right to enter into distributor contracts or co-development agreements. STRAKAN shall be free to sub-license the exclusive rights granted under Article 2.1 to its AFFILIATES, without ACCESS' approval, and to THIRD PARTIES subject to ACCESS approval, not to be unreasonably withheld or delayed. ACCESS
         will receive   *   percent of any sub-licensing milestone payments. If
         STRAKAN receives milestone payments other than in cash or an equity investment as part of a license agreement, the PARTIES agree to negotiate in good faith what portion should be received by ACCESS. STRAKAN will make and will be responsible for all payments to ACCESS as a result of all activities by such a sublicensee, AFFILIATE, distributor or co-developer for sales of PRODUCT in the FIELD in the TERRITORY. STRAKAN will also use its commercially reasonable efforts to cause all sublicenses and AFFILIATES to

* - Confidential portions have been omitted and are on file separately with the Commission observe the covenants in this LICENSE (i.e., regarding confidentiality, maintenance of records and reporting of NET SALES and royalty payments). If a STRAKAN sublicensee or AFFILIATE behaves in a manner outside the scope of the LICENSE, then STRAKAN and ACCESS shall discuss the best approach to settle these issues using their commercially reasonable efforts. All such sublicenses shall be in writing and copies of such sub-licenses will be provided to ACCESS promptly.

ARTICLE 3 - TECHNOLOGY AND KNOW-HOW TRANSFER AND RESEARCH

3.1 TECHNOLOGY and KNOW-HOW Transfer - The TECHNOLOGY and the KNOW-HOW as it exists at the EFFECTIVE DATE has been transferred to STRAKAN regarding PRODUCT in FIELD under the provisions in the OPTION AGREEMENT, which shall be superseded by this LICENSE as of its EFFECTIVE DATE. All TECHNOLOGY and KNOW-HOW hereto disclosed by either PARTY regarding PRODUCT
         (regardless of field of use) shall be deemed to have been disclosed pursuant to this LICENSE and shall be subject to the provisions of this LICENSE (including, but not limited to, Article 7 hereof).
         TECHNOLOGY transfer may be carried out by oral, written or electronic means. ACCESS shall disclose to STRAKAN from time to time after the EFFECTIVE DATE during the term of the LICENSE all KNOW-HOW developed or coming into the possession of ACCESS after the EFFECTIVE DATE.

       If STRAKAN desires that any sublicensee participate or receive
                 TECHNOLOGY, STRAKAN shall be responsible for any required governmental export license.
       The PARTIES may arrange for meetings of their respective legal personnel regarding the PATENTS and/or any agreements required to be licensed or obtained for PRODUCT.

3.2 Restricted Information - Neither PARTY shall be obligated to disclose to the other any information that it is contractually or legally prohibited from disclosing to the other. In
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                                   8

         the event such restriction applies, the affected PARTY will notify the other PARTY, and the PARTIES will use their good faith efforts, including obtaining necessary consents or permits, to accomplish disclosure of such information by consent or lawful means.

3.3 ACCESS' Assistance to STRAKAN - After submission of an application for APPROVAL in a country of the TERRITORY, STRAKAN may ask for ACCESS' expertise to answer questions from the REGULATORY AUTHORITY. If reasonably possible, ACCESS shall provide such reasonable assistance, at no cost to STRAKAN. In the event that such assistance from ACCESS to answer requests will require unexpected amounts of time, resources and effort by ACCESS, then the PARTIES shall agree the cost to be incurred by STRAKAN in asking ACCESS to expend such time, resources and efforts prior to the commencement thereof.

3.4 Future Research - Upon the EFFECTIVE DATE, STRAKAN agrees that any research conducted by ACCESS on PRODUCT at STRAKAN's request shall be paid by STRAKAN. Any resulting patents shall be treated in accord with Article 5.1.

ARTICLE 4 - STRAKAN DEVELOPMENT AND DILIGENCE

4.1      Development and Marketing Efforts for  DEVELOPMENT PRODUCTS -
          STRAKAN will undertake at its own cost, the timely performance of all formulation/clinical development work, regulatory actions and filings necessary to obtain APPROVAL for DEVELOPMENT PRODUCTS in markets listed in Appendix D.

         STRAKAN will promptly notify ACCESS of the occurrence of all applications for APPROVALS under Article 4.1.


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                                   9

4.2 Development Progress Reports - STRAKAN will provide ACCESS with quarterly progress reports (reports to be verbal with two written biannual annual reports per year) of its development and registration activity, including submission(s) and grant(s) for APPROVAL(s) in the TERRITORY on the DEVELOPMENT PRODUCTS.

4.3 Failure to Obtain Approval - In those markets listed in Appendix D where STRAKAN, its AFFILIATES or sub-licensees declines or fails to obtain APPROVAL for any one of the DEVELOPMENT PRODUCTS within
          *   years of the EUROPEAN COMMUNITY APPROVAL, with the
         exception of Japan which will be    *   years, the commercial rights to
         any one of the DEVELOPMENT PRODUCTS in any specific country listed in Appendix D of the TERRITORY shall revert to ACCESS.
         STRAKAN will provide ACCESS with the available APPROVAL dossier free of charge necessary to pursue the APPROVAL of such one of the DEVELOPMENT PRODUCTS in the relevant markets.

4.4 Clinical and Preclinical Studies - STRAKAN shall carry out such further studies of PRODUCT as it deems necessary or advisable to develop the PRODUCT and in order to file such forms for APPROVAL. STRAKAN and ACCESS shall use good faith efforts to cooperate with respect to any issues that concern the development of the PRODUCT under this LICENSE.

4.5 STRAKANS' Responsibility - STRAKAN shall be solely responsible for the planning, design and execution of all its developmental work and commercialization of the DEVELOPMENT PRODUCTS for the TERRITORY after the EFFECTIVE DATE.

4.6 Regulatory Costs - STRAKAN shall be responsible, at its own expense (including without limitation, the cost of PRODUCT required in connection therewith) for obtaining such registration and maintaining APPROVALS in the TERRITORY after the EFFECTIVE DATE.

* - Confidential portions have been omitted and are on file separately with the Commission

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                                  10

4.7 Marketing Obligations - Following the grant of APPROVAL for any one of the DVELOPMENT PRODUCTS in a country of the TERRITORY,
         STRAKAN and its sublicensees will launch such DEVELOPMENT
         PRODUCT within    *   months. STRAKAN and sub-licensees shall use
         reasonable commercial efforts to promote the commercialization and sales of such DEVELOPMENT PRODUCT, subject to compliance with all applicable laws and regulations to promote and market the DEVELOPMENT PRODUCT. STRAKAN and its sublicensees shall maintain a competent marketing and sales organization including permitted sub-distributors for this purpose. STRAKAN shall be responsible for determining the resale price of such DEVELOPMENT PRODUCT in the TERRITORY.

4.8 STRAKAN's Trademarks-STRAKAN shall choose and own all trademarks and trade names which are specific to the PRODUCT in the TERRITORY and STRAKAN shall apply for and maintain such trademarks at its own cost.

ARTICLE 5 - PATENT RIGHTS

5.1 ACCESS to File, Prosecute and Maintain PATENTS - ACCESS shall be responsible for the filing and prosecution of all patent applications for PATENTS relating to the PRODUCT and for maintaining the Zinc Compound Patent in the United States of America and Europe and extending the PATENTS listed in Appendix A. STRAKAN agrees to reasonably cooperate with ACCESS in the application and prosecution of the patent/patent applications relating to the PRODUCT. ACCESS shall use good faith efforts to prosecute, issue and maintain all PATENTS in Appendix A. In the event ACCESS shall elect to abandon or not to maintain any patent ACCESS shall so advise STRAKAN in writing and STRAKAN shall have the right at its sole cost to maintain such PATENT in part or in full by giving a pre-written notice to ACCESS.

* - Confidential portions have been omitted and are on file separately with the Commission

         Except as provided in Section 5.1, ACCESS agrees to fund present and subsequent patent costs associated with the Patents in the countries of the United States and members of the European Patent Convention ("EPC"). Should STRAKAN request the filing, prosecution and maintenance of PATENTS relating to the PRODUCT in additional countries within the TERRITORY, ACCESS will use commercially reasonable efforts to extend the patent coverage at STRAKAN's direction and cost. Specific patent applications requested or initiated related to products developed under this LICENSE will be subject to this provision.

         Any new or improved technology, or KNOW-HOW (and any subsequently filed patent applications or patents covering any such invention or improvement) resulting from the efforts of ACCESS shall be the exclusive property of ACCESS. Other inventions or improvements resulting from the efforts of STRAKAN and/or PARTIES shall be the co-exclusive property of ACCESS and STRAKAN, patent costs will be shared and shall be used co-exclusively by ACCESS and STRAKAN in accordance with each of their rights under this LICENSE including being subject to license payments in Article 6.1.

5.2 STRAKAN to Assist ACCESS in extension or restoration of PATENTS - Although ACCESS shall be responsible for extension or restoration of
         PATENTS STRAKAN agrees to provide ACCESS with reasonably requested records, information and assistance to achieve the extension or restoration of any PATENTS in the TERRITORY, if possible.

5.3 Notice of Patent Lapse - ACCESS shall advise STRAKAN of the grant, extension, restoration, lapse, nullification, revocation, surrender, or invalidation of any of the PATENTS at the annual update of the Appendix A.

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                                  12

ARTICLE 6 - PAYMENTS AND ROYALTIES

6.1      Royalties for Patent License - STRAKAN will pay ACCESS a royalty of
           * Percent of NET SALES in each country for the PRODUCT in the TERRITORY where there is PATENT protection for the life of the PATENT or where there is MARKET EXCLUSIVITY for the period of
         such MARKET EXCLUSIVITY and    *   percent of NET SALES in
         each country for the PRODUCT in the TERRITORY if there is no PATENT protection or MARKET EXCLUSIVITY.

         These payments are to be made in accord with Articles 6.2 and 6.3.

6.2 Payments and Report -. STRAKAN shall send to ACCESS a calendar quarterly report within sixty (60) days after the close of each calendar quarter, including: the amount of payment with the date the payment was made by wire transfer to a bank account nominated in writing by ACCESS; an itemized payment listing; and date of this LICENSE under which payment is being made.

6.3 Quarterly Royalty Reports and Payments - STRAKAN shall pay all sums due under Article 6.1 in United States Dollars. The NET SALES for each country of the TERRITORY shall be converted into United States Dollars at the relevant U.S. dollar spot exchange rate in the London Financial Times at the end of the calendar quarter. Within sixty (60) days after the close of each calendar quarter, STRAKAN shall submit a written report on the NET SALES for the TERRITORY in sufficient detail to enable a calculation of the royalty due in accord with Article 6 and payment of the royalty (if any) due. Prior to commercialization one written biannual report and quarterly oral reports are due from the EFFECTIVE DATE at the close of each calendar quarter. Once commercialization has begun, then there must be quarterly written reports from the close of each calendar quarter.

* - Confidential portions have been omitted and are on file separately with the Commission

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                                   13

6.4 Books of Account - STRAKAN and sub-licensees shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of royalty payments due from it or on behalf of any AFFILIATE. Such records shall be maintained for at least Five (5) years after the date of the pertinent royalty payment.

6.5 Audit Right - ACCESS shall have the right, either through a certified public accountant employed by ACCESS or through a firm of independent public accountants to whom STRAKAN has no reasonable objection, to examine the books of account of STRAKAN at reasonable times and upon reasonable advance notice (but not more than once in each calendar year) for the purpose of verifying the correctness of any report concerning payment of royalties or milestone payments under Article 6. Such examination shall be made during normal business hours at the place of business of STRAKAN. The information furnished as a result of any such examination shall be maintained in confidence on the terms specified in
         Article 7. The fees and expenses of such an audit shall be borne by ACCESS. If any such audit shows any underpayment or overcharge, a correcting payment or refund shall be made within thirty (30) days of STRAKAN's receipt of the auditors' statement. If such error is material (meaning +5%), then if STRAKAN owes ACCESS from such material error, STRAKAN shall be subject to a penalty of the amount due plus interest of eighteen per cent (18%) and accounting fees. Should
         STRAKAN fail to make any correcting payment within sixty (60) days from receipt of the auditors' statement, then ACCESS shall have the right to terminate this LICENSE under Article 13.6.

6.6 Withholding Tax Payments - If any taxes for ACCESS' account, withholding or otherwise, are levied by any taxing authority in the TERRITORY in connection with the receipt by ACCESS of any amounts payable under Article 6 of this License according to any tax treaty or agreement between the United States and a country in the TERRITORY,
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                                   14

         then STRAKAN shall have the right to pay such taxes to the local tax authorities and the payment to ACCESS of the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes and a translation thereof into English,
                 indication of the amount of such tax paid, and indication of the country in the TERRITORY and the authority to whom it was paid, and
                 (i) comply with STRAKAN's royalty reporting obligations under this License.

         However, if ACCESS still requires further information, STRAKAN shall promptly provide that information, if such information is reasonably available.

6.7 Late Payments-Any payments not remitted or deposited by the due date shall bear interest at the current prime rate plus two (2%) percent established by a leading New York Bank, such as Citibank, as published in the Wall Street Journal. Should STRAKAN fail to make any late payment within (90) days from its due date, then ACCESS shall have the right to terminate this LICENSE under Article 13.5 upon fifteen (15) working days written notice to STRAKAN to allow cure.

 .ARTICLE 7 - CONFIDENTIALITY

7.1 Each PARTY shall use good faith efforts to retain in confidence and not disclose to any THIRD PARTY each other's CONFIDENTIAL
         INFORMATION disclosed pursuant to the terms of this LICENSE. Such good faith efforts shall mean the same degree of care, but no less than a reasonable degree of care, as the receiving PARTY uses to protect its own confidential information of a like nature. STRAKAN and ACCESS shall use the same good faith efforts with respect to the TECHNOLOGY, and PRODUCT(s) already in its possession. This Article 7 supersedes the OPTION AGREEMENT as of the EFFECTIVE DATE.

7.2 Excepted from the obligation of confidence under Article 7.1 is that information which:

         is available, or becomes available, to the general public without fault of the receiving PARTY; or

         is obtained by the receiving PARTY without an obligation of confidence from a THIRD PARTY (other than a governmental agency or REGULATORY AUTHORITY) who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing PARTY concerning such information; or

         is required by law or by court order to be disclosed by the receiving
                 PARTY in which case the receiving PARTY will use good faith efforts to limit such disclosure to that required by law and to maintain the confidentiality of the disclosed information to the extent possible; or

         must be necessarily disclosed to REGULATORY AUTHORITIES by STRAKAN when applying for APPROVAL; or

         is released from confidentiality in writing by the disclosing PARTY.

         For the purpose of Article 7.1, a specific item of TECHNOLOGY shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain, or in the possession of the receiving PARTY. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the
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                                  16

         possession of the receiving PARTY, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving PARTY

7.3 Notwithstanding the provisions of Article 7.1, if the receiving PARTY becomes legally compelled to disclose any of the disclosing PARTY's CONFIDENTIAL INFORMATION, the receiving PARTY shall promptly advise the disclosing PARTY of such required disclosure in order that the disclosing PARTY may seek a protective order or such other remedy as the disclosing PARTY may consider appropriate in the circumstances. The receiving PARTY shall disclose only that portion of the CONFIDENTIAL INFORMATION, which is legally required to disclose. Such a disclosure shall not release the receiving PARTY with respect to the CONFIDENTIAL INFORMATION so disclosed except to the extent of permitting the required disclosure.

7.4 Disclosure to AFFILIATES, Contractors - STRAKAN may disclose CONFIDENTIAL INFORMATION to its AFFILIATES, sublicensees, consultants and, when permitted herein, its clinical investigators, contractors (parties under contract with STRAKAN or its AFFILIATES for the custom manufacturing or shipping of PRODUCT, conduct of clinical studies or for the intention of applying for APPROVAL) as may be necessary to exercise the rights granted hereunder and to obtain APPROVAL and prepare for commercialization of PRODUCT, and to commercialize PRODUCT under this LICENSE, under conditions of confidentiality at least as stringent as those set out in Articles 7.1, 7.2 and 7.3.

7.5       Document Return - In the event of termination of this LICENSE under
         Article 13.3, 13.4 (if the breach is by STRAKAN), 13.5 or 13.6 prior to its normal expiration, STRAKAN and ACCESS will cease their use of the other PARTY's TECHNOLOGY and other PARTY's CONFIDENTIAL
         INFORMATION provided hereunder and, on request, within sixty (60)
         days either return all such CONFIDENTIAL INFORMATION, including any copies thereof, in accord with Article 13.7 or will promptly destroy the
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                                  17

         same and certify such destruction to the disclosing PARTY; except that such CONFIDENTIAL INFORMATION is or has become no longer subject to confidentiality under Article 7.1 need not be returned or destroyed. Notwithstanding the foregoing, STRAKAN may retain such copies of documents as may be necessary for the defense of product liability or other litigation or similar proceedings relating to PRODUCT, and both PARTIES may retain one copy thereof in its legal department as a record of what was transmitted.

7.6 Survival of Confidentiality Termination of this LICENSE for any reason shall not relieve the PARTIES of their obligations under Article 7. The provisions of Article 7 shall survive termination of this License for ten (10) years.

ARTICLE 8 - THIRD PARTY INFRINGEMENT CLAIMS

8.1 Defense of Third Party Patent Claims - If a claim is made or brought by a THIRD PARTY that manufacture (by STRAKAN or its nominated custom manufacturer), development, use, marketing or the sale of PRODUCT in the TERRITORY (regardless of use) infringes a patent of such THIRD PARTY, STRAKAN will give prompt written notice to ACCESS of such claim. ACCESS shall have the sole discretion and right to seek to dispose of said claim or to conduct the defense of any suit resulting from such claim if outside the FIELD in the TERRITORY. STRAKAN at its option and expense may participate in any suit resulting from such claim that may directly affect its market in the FIELD in the TERRITORY.

8.2 Mutual Decisions - From the EFFECTIVE DATE and using their good faith efforts, STRAKAN and ACCESS shall discuss any claim or suit, made or brought by a THIRD PARTY for patent infringement that such THIRD PARTY's patent is infringed by the manufacture (by STRAKAN or its nominated custom manufacturer), development, use, marketing or sale of PRODUCT by STRAKAN or its AFFILIATES in the
         FIELD in the TERRITORY.   Specifically, STRAKAN and ACCESS
         shall mutually try to agree on:

         the strategy for such suit or claim, e.g. whether to negotiate a settlement, sue or withdraw from the country in the TERRITORY in which infringement is claimed;
         the basis to be determined for sharing the costs of litigation, damages awarded, and royalty, if any, to be paid to the THIRD PARTY; which Party should conduct the defense or if both STRAKAN and
                 ACCESS should jointly defend; and
         the consequences of such decisions, such as amendment to this LICENSE with regard to royalties due to ACCESS or termination of this LICENSE

         If STRAKAN and ACCESS cannot mutually agree with regard to one or more of (a)-(d) above, the dispute shall be resolved in accord to
         Article 17.

8.3 Third Party License-The Parties shall use their good faith efforts (either individually or together) to negotiate any necessary agreement for royalty payment to THIRD PARTIES with a view to enabling the PRODUCT to be commercialized in the FIELD in the TERRITORY. As of the EFFECTIVE DATE, ACCESS is not aware of the need for any such THIRD PARTY license.

ARTICLE 9 - PATENT ENFORCEMENT AND LITIGATION

9.1 Prosecution by ACCESS - ACCESS, at its sole discretion, may take action on its own behalf and expense to institute any action or proceeding by reason of infringement of any of the PATENTS. If either PARTY learns of any infringement of a PATENT by a THIRD PARTY, it shall promptly notify the other PARTY

         ACCESS shall have the first right, at its own expense, to prosecute all litigation against a THIRD PARTY infringer who may be infringing a PATENT. STRAKAN shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation.
         STRAKAN shall be consulted concerning the litigation.   ACCESS will
         bear the cost and shall be entitled to any recovery obtained from such litigation, settlement or compromise thereof until recovery of all expenses for such litigation has been met. If ACCESS requests STRAKAN to participate, then ACCESS shall pay all of STRAKAN's reasonable expenses, including reasonable counsel fees. Any further recovery above such expenses of the PARTIES shall be mutually agreed upon based on the particular claim(s) in suit with an equitable division based on each of the PARTIES interests (e.g., PATENTS, PRODUCT).

9.2      Prosecution by STRAKAN - If ACCESS does not prosecute such infringer or otherwise abate such infringement within ninety (90) days after giving or receiving notification of such infringement in the TERRITORY, unless an extension of the term is mutually agreed upon by the PARTIES, then, STRAKAN shall have the right to prosecute such infringer at its own expense in the FIELD in the TERRITORY in accord with Article 9.5 and shall be entitled to retain any recovery obtained from such litigation, settlement or compromise thereof. STRAKAN's cost of litigation in any quarter may be credited against
         up to    *   percent of the royalties due to ACCESS under Article
         6.1 in the following quarter until fully recaptured. However, STRAKAN shall place all royalties due to ACCESS in escrow from the date of filing the suit until the action or proceeding is finally concluded whereupon:

         if the PATENT in the country in the TERRRITORY is held valid
                 (whether infringed or not), then the royalties in escrow (after deduction of STRAKAN's cost of litigation as referred to hereinabove) shall be paid to ACCESS; or

* - Confidential portions have been omitted and are on file separately with the Commission if the PATENT in the country in the TERRITORY is held invalid
                 (whether infringed or not), then (a) the royalties in escrow shall be paid to STRAKAN and

                 (b) ACCESS shall reimburse STRAKAN's cost of such litigation up to * dollars in each country in the TERRITORY where suit was determined that a PATENT is invalid.

         At STRAKAN's request, ACCESS shall cooperate with STRAKAN in such litigation, including joining in said litigation. ACCESS shall also cooperate, at STRAKAN's expense, including reasonable counsel fees, by way of providing access to evidence and witnesses available to ACCESS.

9.3 Prosecution by neither STRAKAN or ACCESS - If the PARTIES mutually agree that neither ACCESS nor STRAKAN will defend a particular PATENT in the FIELD in the particular country in the TERRITORY, then the royalty for that PATENT in that country becomes
           * percent upon that decision date if the PRODUCT does not secure MARKET EXCLUSIVITY for the remainder of the time during which a royalty is payable in that country.

9.4 Invalidity - In the event that a PATENT in the TERRITORY is finally declared invalid or unenforceable in a judicial or administrative proceeding from which no appeal is or can be taken, then from and after that date royalties of * Percent shall be paid on the basis of that PATENT in the relevant country of the TERRITORY, for the remainder of the time during which a royalty is payable in that country, subject to the provisions of Article 9.2, provided, however, that royalties due for other PATENTS in the TERRITORY not so held invalid or unenforceable shall not be affected. If as a result of the invalidation of a PATENT, the competition for STRAKAN in the TERRITORY significantly increases or significant market share is lost by STRAKAN, then in good

* - Confidential portions have been omitted and are on file separately with the Commission faith STRAKAN and ACCESS shall discuss the relevant facts and determine whether an amendment to this License is required or if termination under Article 13 should result.

9.5 Settlement - Any settlement of any litigation, whether brought by ACCESS or by STRAKAN, shall be subject to the prior written consent of both PARTIES, which consent shall not be unreasonably withheld or delayed.

9.6 Cooperation - Each Party shall cooperate with the other PARTY to the extent reasonably requested in any legal action:

         brought by a THIRD PARTY against one Party or brought by a THIRD PARTY against both of them or taken against a THIRD PARTY by either PARTY regarding PATENTS in the FIELD in the TERRITORY, and each PARTY shall have the right to participate in any defense, compromise or settlement to the extent that, in its judgement, it may be prejudiced thereby. In addition, STRAKAN shall not settle any claim or suit in any manner that shall adversely affect any PATENTS, require any payment by ACCESS or reduce the royalty due to ACCESS hereunder without the prior written consent of ACCESS, except as provided in Article 9.2.

ARTICLE 10 - U.S. EXPORT CONTROL AND GOVERNMENT LICENSES

10.1 Compliance - STRAKAN agrees to comply with all applicable United States governmental regulations with respect to export of TECHNOLOGY and any PRODUCT, in the TERRITORY. STRAKAN agrees to not export or re-export any TECHNOLOGY or PRODUCT, received from ACCESS or the direct products of such TECHNOLOGY to any prohibited country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government. STRAKAN shall be responsible for the acts of its AFFILIATES, contractors, consultants and sublicensees. STRAKAN assumes all liability if it or its AFFILIATES or sublicensees fails to obtain any of the necessary licenses or commits any violations of the United States Export Laws or Regulations (15
         C.F.R. paragraph 700 et seq.). STRAKAN shall indemnify ACCESS for such acts and for any breach of compliance.

ARTICLE 11- PRODUCT LIABILITY AND INDEMNIFICATION

11.1 Indemnity by ACCESS - ACCESS shall indemnify and hold STRAKAN, its AFFILIATES and sub-licensees, and their respective agents, directors, officers and employees harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgements (including reasonable attorneys' fees and expenses)incurred by or rendered against any of them for personal injury, sickness, disease or death or property damage which directly arise out of :
       the intentional misconduct or negligence of ACCESS; or the breach by ACCESS of its representations, warranties or covenants contained in this LICENSE; or
       any activity carried out with PRODUCT by ACCESS other than through STRAKAN and its AFFILIATES under this LICENSE or other written agreements between the PARTIES; provided, however, that STRAKAN shall give ACCESS notice in writing in accord with Article 16 as soon as practicable of any such claim or lawsuit and shall permit ACCESS to undertake the defense thereof at ACCESS expense. However,
       STRAKAN will cooperate in such defense, subject to payment of reasonable out-of-pocket expenses, by providing access to witnesses and evidence available to it. STRAKAN shall have the right to participate in any defense to the extent that in its reasonable judgement, STRAKAN may be prejudiced thereby; and
       in any claim or suit in which STRAKAN seeks indemnification by ACCESS, STRAKAN shall not settle, offer to settle or admit liability or damages in any such claim or suit without the prior written consent of ACCESS which shall not be unreasonably withheld or delayed.

11.2 Indemnity by STRAKAN - STRAKAN shall indemnify and hold ACCESS and its AFFILIATES, and their respective agents, directors, officers, and employees harmless from and against any all liabilities, claims, demands, damages, costs, expenses or money judgements (including reasonable attorneys' fees and expenses) incurred by or rendered against any of them for personal injury, sickness, disease or death or property damage which arise out of:

         the manufacturing, testing, use, promotion, sale or distribution of PRODUCT by STRAKAN or its AFFILIATES, except for those instances provided in Article 11.1 for which ACCESS is obligated to indemnify STRAKAN or
         (a) the breach by STRAKAN of any of its representations, warranties or covenants contained in this LICENSE and provided, however, that ACCESS shall give STRAKAN notice in writing in accord with Article 16 as soon as practicable of any such claim or lawsuit and shall permit STRAKAN to undertake the defense thereof at STRAKAN's expense. However,
         ACCESS will cooperate in such defense, subject to payment of reasonable out-of-pocket expenses, by providing access to witnesses and evidence available to it. ACCESS shall have the right to participate in any defense to the extent that in its reasonable judgment, ACCESS may be prejudiced thereby; and
         in any claim or suit in which ACCESS seeks indemnification by STRAKAN, ACCESS shall not settle, offer to settle or admit liability or damages in any such claim or suit without the prior written consent of STRAKAN which shall not be unreasonably withheld or delayed.

ARTICLE 12 - WARRANTIES AND REPRESENTATIONS.

12.1     Belief of Accuracy -
12.1.1 ACCESS warrants and represents that the TECHNOLOGY and the CONFIDENTIAL INFORMATION, transferred or provided to STRAKAN hereunder are believed to be accurate and complete as of their current status at ACCESS at the EFFECTIVE DATE. However, ACCESS does not warrant or represent that such information is or will be sufficient to obtain APPROVAL or to commercially produce PRODUCT or to commercialize PRODUCT in the TERRITORY.

12.1.2 ACCESS warrants and represents that it is the beneficial owner of the PATENTS and has full power and authority to enter into this LICENSE and grant the licenses granted hereunder.

12.1.3 ACCESS warrants and represents that it has not assigned or licensed the rights to the PATENTS for the PRODUCT in the FIELD to a THIRD PARTY.

12.1.4 ACCESS warrants and represents that to the best of its knowledge the PATENTS and KNOW-HOW or the license and use by STRAKAN under this LICENSE will not infringe any THIRD PARTY patents.

12.2   STRAKAN Representations to ACCESS-
12.2.1 STRAKAN represents that it will be solely relying on its own evaluation of the TECHNOLOGY and the other CONFIDENTIAL
         INFORMATION transferred or provided to it hereunder and on its own medical and scientific expertise in using the same in its development and commercialization of PRODUCT.

12.2.2 STRAKAN warrants and represents that it has the full power and authority to enter into the LICENSE.

12.3 Insurance - STRAKAN will obtain an insurance policy for their operations for clinical trials and sales of PRODUCT prior to beginning such clinical trials or sale of PRODUCT in an amount typical in this industry to protect
         ACCESS from liability under STRAKAN's activities. Such insurance policy must be maintained for the term of this LICENSE and a copy of the policy provided to ACCESS and attached as Appendix E. Failure to obtain such insurance and supply a copy of the policy to ACCESS shall be deemed a breach under Article 13.3

ARTICLE 13 - TERM AND TERMINATION

13.1 Term - Unless terminated under the provisions of this Article 13, the term of the LICENSE shall commence on the EFFECTIVE DATE and shall continue in full force and effect until the expiration date of the last-to-expire PATENTS or the expiration date of the last to expire of MARKET EXCLUSIVITY in a country of the TERRITORY or for a
          period of    *   years from the date of the first commercial sale in
            * major markets in the TERRITORY listed in Appendix B whichever is the longer. Thereafter, this License shall be automatically extended for subsequent one-year periods unless terminated by either party by written notice given at least one-hundred and eighty (180) days prior to the end of the initial term or any extension thereof.

13.2      Regulatory Milestones - If due to STRAKAN failure, STRAKAN has been unable to obtain APPROVAL for the LEAD PRODUCT within
          *   months of the EFFECTIVE DATE in at least    *   MAJOR
          MARKETS, then, unless such failure is due to technical failure of its LEAD PRODUCT or failure of ACCESS to provide necessary information on a timely basis, ACCESS strictly in the following order shall (a) have the unilateral right either to extend the time for obtaining APPROVAL for the LEAD PRODUCT (b) after consultation with
          STRAKAN receive a    *   financial penalty, the payment of which shall
          automatically extend the time to obtain APPROVAL by    *   months or
          (c) if STRAKAN has not paid ACCESS

* - Confidential portions have been omitted and are on file separately with the Commission

         * pursuant to sub-article (b) aforesaid ACCESS shall have the right to terminate the LICENSE. For the avoidance of doubt, if STRAKAN
         makes payment to ACCESS of the    *   financial penalty under sub-
         article (b) then ACCESS shall have no right to terminate the LICENSE hereunder in accordance with Article 13.2 unless STRAKAN shall have failed to obtain the APPROVAL for the LEAD PRODUCT as above
         within the    *   month extension of time.

13.3 Failure to Use License - If STRAKAN, its AFFILIATES or sub-licensees shall in a country of the TERRITORY have:
         discontinued selling DEVELOPMENT PRODUCTS in commercial
                 quantities for a continuous period of    *   months; or
         not commercialized DEVELOPMENT PRODUCTS in accord with Article
                 4.1, then either STRAKAN or ACCESS shall have the right to terminate the license granted under Article 2.1 in respect of
                 such country upon    *
                 months written notice, unless the discontinuance or failure to commercialize is remedied in such notice period.

         Upon termination of the license in respect of such country, STRAKAN shall promptly supply to ACCESS all registration information for REGULATORY AUTHORITIES that is available to STRAKAN or its AFFILIATES for use by ACCESS, its AFFILIATES or sublicensees in such country without compensation to STRAKAN by ACCESS.

13.4 Termination for Breach - In the event of a material breach by either ACCESS or STRAKAN of any of the obligations contained in License, the other PARTY shall be entitled to terminate this LICENSE by notice in writing under Article 16.1 provided that such notice shall specify the breach or breaches complained of. If the said breach or breaches are capable of remedy, the PARTY committing such breach or breaches shall be entitled to a period of sixty (60) days (fifteen (15) working days for payment

* - Confidential portions have been omitted and are on file separately with the Commission breaches) from the delivery of such notice in which to remedy or to undertake to remedy the same. In the case the defaulting PARTY shall fail to remedy the breach or to undertake to remedy the breach to the satisfaction of the injured PARTY, the injured PARTY shall have the right to terminate this LICENSE in whole or only terminate those rights and obligations relating to the particular breach by notice of writing to the PARTY in default. Failure of a PARTY to exercise its rights under this Article 13.4 shall not be construed as a waiver as to future breaches whether or not they are similar.

13.5 Termination by ACCESS - ACCESS shall have the further right to terminate this License immediately on written notice to STRAKAN if:
         STRAKAN shall cease to carry on business or shall go into liquidation or a receiver shall be appointed to STRAKAN's assets; or STRAKAN shall become bankrupt or insolvent or unable to meet any of its financial obligations on their due dates; or STRAKAN fails (without curing within fifteen (15) working days of receipt of a notice specifying the failure to pay) to meet any of its payments in accord with Article 6; or STRAKAN breaches without cure any of the Export regulations of Article
             10.

13.6 On Termination - Upon termination of the license in respect of a particular country of the TERRITORY under Article 13.3 or upon termination of this LICENSE by ACCESS under Articles 13.4 or 13.5, STRAKAN shall in relation to a particular country or the TERRITORY
          as a whole, as the case may be,  have a period of    *   months in
          which to sell its inventory of PRODUCT and during the course thereof STRAKAN shall:

         return to ACCESS all copies of CONFIDENTIAL INFORMATION and any materials received from ACCESS;
         (a) pay to ACCESS all payment and royalties due or accrued at the termination date or accruing thereafter in accord with
                 Article 6.1.

* - Confidential portions have been omitted and are on file separately with the Commission other than in relation to selling its stock of supplies of the PRODUCT as aforesaid, make no further use of any kind of any and all TECHNOLOGY disclosed hereunder by ACCESS, except to the extent such information has become public knowledge other than through fault of STRAKAN, and make no further use of the surviving PATENTS; and

         (d) take all steps necessary and execute any instruments required to assign all the rights relative to any APPROVALS held by STRAKAN to ACCESS or to ACCESS' designee, and if such new APPROVALS are obtained by ACCESS or its designee, STRAKAN agrees to notify the REGULATORY AUTHORITIES to transfer all those APPROVALS of PRODUCTS which are in the name of STRAKAN to ACCESS; and

         (e) assign to ACCESS any distributorships, PRODUCT manufacturing agreements and sublicense agreements, to the extent they are specific to the PRODUCT and are assignable and to the extent such agreements were previously agreed with ACCESS to survive termination of this LICENSE; or, at ACCESS' option, terminate such agreements. ACCESS makes no commitment to maintain any of STRAKAN's sublicensee agreements upon termination of this LICENSE.

13.7 Survival of Certain Obligations - On termination of this LICENSE: the obligations of confidentiality set forth in Article 7 shall survive for the time stated therein; payments accrued and due under Article 6 shall survive; Export Control compliance set forth in Article 10 shall survive; the indemnification obligations set forth in Article 11 shall also survive as to all claims or actions arising from events which occurred before termination; and the dispute resolution set forth in Article 16.

ARTICLE 14 - FORCE MAJEURE

         If either PARTY shall be delayed, hindered, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure (hereinafter referred to as "Force Majeure"), including earthquake, flood, famine or other act of God, fire, war (declared or undeclared), public disaster, riots, strike or labor differences, governmental enactment, rule or regulation or any other cause beyond such PARTY's reasonable control, such PARTY shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The PARTY invoking such Force Majeure rights under this Section must notify the other PARTY by registered letter setting forth the nature of the occurrence, its expected duration and how that PARTY's performance is affected within a period of fifteen (15) days, from the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, the PARTIES commit to consult together in good faith to find an appropriate solution. The affected PARTY shall resume the performance of its obligations as soon as practicable after the Force Majeure event ceases.

ARTICLE 15 - NOTICES

15.1 Official - Any notice, request or communication specifically provided for or permitted to be given under this LICENSE must be in writing and may be delivered by hand delivery, courier service, or facsimile transmission, provided that a hard copy of any facsimile transmission is sent by first class pre-paid post within twenty four (24) hours of such transmission, and shall be deemed effective as of the time of actual delivery thereof to the addressee. For purposes of notice the addresses of the PARTIES shall be as follows:

         ACCESS:
                 Access Pharmaceuticals, Inc.
                 2600 Stemmons Freeway
                 Suite 176
                 Dallas, TX 75207-2107
                          Attention:       Kerry P. Gray
                                           President & CEO
                          Telephone:       214-905-5100
                          Facsimile:       214-905-5101

         With a copy to:
                 Bingham Dana LLP
                 150 Federal Street
                 Boston, MA 02110-1726
                          Attention:       John J. Concannon, III
                          Telephone:       617-951-8874
                          Facsimile:       617-951-8736

         STRAKAN:
                 Strakan Ltd.
                 22 Church Street
                 Hamilton HM 11
                 Bermuda
                          Attention:       Michel Drew
                          Telephone:       441-292-2363
                          Facsimile:       441-295-4614

         With a copy to:
                 Strakan Pharmaceuticals Limited
                 Melrose Station
                 Palma Place
                 Melrose
                 Scotland TD6 9PR
                 United Kingdom
                          Attention:       Andrew McLean
                          Telephone:       011-44-1896-823836
                          Facsimile:       011-44-1896-823837

15.2 Each PARTY may change its address and its representatives for notice by the giving of notice thereof in the manner hereinafter provided.

ARTICLE 16 - DISPUTE RESOLUTION

16.1 Agreement to Arbitrate - The PARTIES will endeavor to settle amicably any dispute which may arise out of this Agreement. Failing settlement within three (3) months of such dispute having arisen, any dispute shall be finally settled by arbitration on the initiation in writing of either PARTY, in accordance with the rules then in effect of the International Chamber of Commerce. The arbitration will be held in Dallas when it is initiated by STRAKAN and in London when it is initiated by ACCESS. The dispute or difference shall be referred to a single arbitrator, if the PARTIES agree upon one, or otherwise three (3) arbitrators, one to be appointed by each PARTY and the third to be appointed by the first two
         (2) arbitrators selected by the PARTIES. If a PARTY shall refuse or neglect to appoint an arbitrator within thirty (30) days after the other PARTY shall have served a written notice such other PARTY's choice and requesting that the first-mentioned PARTY make its choice, then the arbitrator first appointed shall, at the request of the PARTY appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both PARTIES.

16.2 Arbitration Decision - The arbitrators shall base their decision in accordance with and based upon all the provisions of this LICENSE or subsequent agreements between the PARTIES. In making their decision, the arbitrators shall apply the substantive law of the State of Delaware and the United States of America, including the United Nations Convention on the International Sale of Goods. The decision of a majority of the arbitrators shall be final and binding upon each PARTY, and judgement upon the award may be entered in any court of competent jurisdiction.

16.3 Pre-Decision Settlement - Before rendering their final decision, the arbitrators will first act as friendly, disinterested PARTIES for the purpose of helping the PARTIES attempt to reach a compromise settlement on the points in dispute

16.4 Payment of Costs - The cost of arbitration will be in the discretion of the arbitrators.

16.5 Injunctive Relief-Each of the PARTIES hereto acknowledges and agrees that damages may not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each PARTY hereto shall be entitled to seek, in any state or federal court in the State of Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided however, that if the PARTY bringing such action is unsuccessful in obtaining the relief sought, the moving PARTY shall pay the non-moving PARTY's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the PARTIES' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

ARTICLE 17- ASSIGNMENT

17.1     Assignment - Neither this LICENSE nor any of the rights, interests or
         obligations   hereunder may be assigned by either of the PARTIES hereto
         without the prior written consent of the other PARTY, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, STRAKAN may delegate to an AFFILIATE any of its duties and obligations hereunder without the consent of ACCESS but ACCESS must be notified in writing.

17.2 Consolidation, Reorganization or Merger - Should STRAKAN be consolidated, reorganized or merged with another entity, this LICENSE may not be assigned to the successor entity or the assignee of all or substantially all of STRAKAN'S business and assets related to PRODUCT without ACCESS' prior written consent, which consent will not be unreasonably withheld or delayed. It being understood for consent to be obtained that provisions for payments to ACCESS by such entity must remain as in Article 6.

17.3 Effect on Successors and Assignees - This LICENSE shall inure to the benefit of and be binding upon such successors and permitted assignees.

ARTICLE 18 - MISCELLANEOUS PROVISIONS

18.1 Amendments - This LICENSE may be amended only in writing executed by both PARTIES.

18.2 Publications - Any publications shall require the mutual consent of STRAKAN and ACCESS which consent shall not be unreasonably withheld.

18.3 Press Releases - Neither PARTY shall issue any press release in whatever form, or make public, in whatever form, information regarding the OPTION AGREEMENT or this LICENSE without prior written approval of the other PARTY, except as required by applicable law and regulations.

18.4 Entirety of Agreement - This LICENSE sets forth the entire agreement and understanding between the PARTIES hereto with respect to PRODUCT in the FIELD for its commercialization in the TERRITORY.
         The PARTIES agree that this LICENSE is in compliance with the OPTION AGREEMENT and that the confidentiality provisions contained in the OPTION AGREEMENT are in force until the EFFECTIVE DATE and thereafter this LICENSE supersedes and replaces the OPTION AGREEMENT..

18.5 Severability - If any term or provision under this LICENSE is deemed invalid under the laws of a particular country or jurisdiction, the invalidity shall not invalidate the whole LICENSE but it shall be construed as if not containing that particular term or provision and the rights and obligations of the PARTIES shall be construed and enforced accordingly. The PARTIES shall negotiate in good faith a substitute provisions in compliance with the law to as nearly as possible retain the PARTIES' intent in legally valid language.

18.6 Waivers, Cumulative Remedies - A waiver by either PARTY of any term or condition of this LICENSE in any one instance shall not be deemed construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this LICENSE shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either PARTY.

18.7 Independent Contractor - This LICENSE shall not create an agency, partnership, joint venture or employer/employee relationship between the PARTIES. ACCESS and STRAKAN each hereby agrees not to represent itself in any of such capabilities in any manner whatsoever. The sole relationship established by this LICENSE is that of independent contractors, and nothing hereunder shall be construed to give either PARTY the power or authority to act for, represent, bind, or commit the other PARTY or any of its AFFILIATES.

18.8 Headings - Headings in this LICENSE are included herein for ease of reference and shall not affect the meaning of the provisions of this LICENSE, nor shall they have any other legal effect.

18.9 Other Documents - Each PARTY agrees to execute, as reasonably required, such additional papers or documents in customary legal form and to make such governmental filings or applications as may be necessary or desirable to effect the purposes of this LICENSE and carry out its provisions.

IN WITNESS WHEREOF, the PARTIES have duly executed duplicate originals of this LICENSE by their appropriate authorized representative.


ACCESS PHARMACEUTICALS, INC.                  STRAKAN LTD

By:      /s/  Kerry P. Gray                   By:  /s/ Harry Stratford
-------------------------------               -----------------------------
Name:         Kerry P. Gray                   Name:    Harry Stratford


Title:      President & CEO                   Title:   Chief Executive

Date:    Febraury 26, 1998                     Date:    February 26, 1998

Place:   Dallas, Texas                         Place:  Dallas, Texas

APPENDIX A - PATENTS

Confidential portions have been omitted and are on file separately with the Commission.

APPENDIX B-MAJOR MARKETS

MAJOR MARKETS

Confidential portions have been omitted and are on file separately with the Commission.

APPENDIX C- OPTION AGREEMENT

Confidential portions have been omitted and are on file separately with the Commission.

APPENDIX D-MARKET APPROVAL

Confidential portions have been omitted and are on file separately with the Commission.

APPENDIX E-

CLINICAL TRIALS INSURANCE

Confidential portions have been omitted and are on file separately with the Commission.